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Exhibit 10.6

Silicon Valley Bank

Amendment to Loan Documents

Borrower:	InVision Technologies, Inc.
Date:	July 19, 2002

        THIS AMENDMENT TO LOAN DOCUMENTS is entered into between Silicon Valley Bank ("Silicon") and the borrower named above ("Borrower").

        The Parties agree to amend the Loan and Security Agreement between them, dated November 8, 2000 (as otherwise amended, if at all, the "Loan Agreement"), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement.)

        1.    Amended Schedule.    The Schedule to the Loan Agreement is hereby amended in its entirety to read as set forth in the Amended and Restated Schedule to Loan and Security Agreement of even date herewith.

        2.    Certain Provisions Only Applicable on Event of Default.    The provisions of Sections 4.3, 4.4 and 4.5 of the Loan Agreement shall only be applicable after the occurrence and during the continuance of an Event of Default.

        3.    Delete Termination Fee.    The second and third sentences of Section 6.2 of the Loan Agreement, which provide for a termination fee, are hereby deleted from the Loan Agreement.

        4.    Modified Negative Covenant Regarding Acquisitions.    Subclause (ii) of Section 5.5 of the Loan Agreement is hereby amended to read as follows:

    (ii)    acquire any assets, except in the ordinary course of business; provided, however, if no Default or Event of Default has occurred and is continuing (and also subject to the remaining terms of this Section 5.5), Borrower will be permitted to acquire assets outside the ordinary course of business provided further that the amount of cash expenditures with respect to such acquisitions do not exceed $25,000,000 in the aggregate during the period from July 19, 2002 and July 19, 2003 and each anniversary year thereafter and provided Borrower promptly notifies Silicon in writing of any such requests;

        5.    Modified Negative Covenant Regarding Transactions Outside the Ordinary Course of Business.    Subclause (iii) of Section 5.5 of the Loan Agreement is hereby amended to read as follows:

    (iii)    enter into any other transaction outside the ordinary course of business; provided, however, if no Default or Event of Default has occurred and is continuing (and also subject to the remaining terms of this Section 5.5), Borrower will be permitted to enter into transactions outside the ordinary course of business provided further that the amount of cash expenditures with respect to such transactions do not exceed $25,000,000 in the aggregate during the period from July 19, 2002 and July 19, 2003 and each anniversary year thereafter and provided Borrower promptly notifies Silicon in writing of any such requests;

        6.    Additional Definitions.    The definitions on Exhibit A hereto are hereby added to Section 8 of the Loan Agreement in alphabetical order.

        7.    Representations True.    Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

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        8.    General Provisions.    This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower:		Silicon:
INVISION TECHNOLOGIES, INC.		SILICON VALLEY BANK
By	/s/ Ross Mulholland	By	/s/ Quentin Falconer
	President or Vice President	Title	Senior VP
By
Secretary or Ass't Secretary

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Exhibit A

Additional Definitions

        "Closing Date" is the date of this Amendment.

        "Investment" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

        "Loan Documents" means, collectively, the Loan Agreement, the Representations, and all other present and future documents, instruments and agreements between Silicon and Borrower, including, but not limited to those relating to the Loan Agreement, and all amendments and modifications thereto and replacements therefor.

        "Permitted Investments" are: (a) Investments shown on the Schedule and existing on the Closing Date; and (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) Silicon's certificates of deposit issued maturing no more than 1 year after issue.

        "Representations" means the written Representations and Warranties provided by Borrower to Silicon referred to in the Schedule.

        "Subsidiary" is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

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Silicon Valley Bank

Amended and Restated Schedule to

Loan and Security Agreement

Borrower:	InVision Technologies, Inc.
Address:	7151 Gateway Blvd. Newark, California 94560
Date:	July 19, 2002

This Amended and Restated Schedule forms an integral part of the Loan and Security Agreement between Silicon Valley Bank and the above-borrower dated November 8, 2000, and amends and restates in its entirety the prior Schedule to Loan and Security Agreement (as previously amended, the "Original Schedule"), effective on the date hereof.

1.	CREDIT LIMIT (Section 1.1):	An amount equal to the sum of (A) and (B) below:
		B.	Revolving Loans. An amount not to exceed $25,000,000 at any one time outstanding (the "Maximum Revolving Credit Limit"), plus
		C.
			Term Loans. An amount equal to the unpaid principal balance from time to time outstanding of Term Loan #1 (as defined in the Existing Loan Documents) (the "Term Loans"). The current unpaid principal balance outstanding of Term Loan #1 is $132,501.04.
	Letter of Credit Sublimit (Section 1.5):	$25,000,000.
	Foreign Exchange Contract Sublimit:	$25,000,000.

Borrower may enter into foreign exchange forward contracts with Silicon, on its standard forms, under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contracts"); provided that: (1) at the time the FX Forward Contract is entered into Borrower has Revolving Loans available to it under this Agreement in an amount at least equal to 10% of the amount of the FX Forward Contract; (2) the total FX Forward Contracts at any one time outstanding may not exceed 10 times the amount of the Foreign Exchange Contract Sublimit set forth above; and (3) each FX Forward Contract shall have an expiry date no later than thirty days prior to the Maturity Date, provided that an FX Forward Contract may have an expiry date later than thirty days prior to the Maturity Date if and only if Borrower's Obligations with respect to such FX Forward Contract are secured by specifically pledged unencumbered cash account, in an amount equal to 10% of such FX Forward Contract, on terms acceptable to Silicon in its sole discretion. Silicon shall have the right to withhold, from the Revolving Loans otherwise available to Borrower under this Agreement, a reserve (which shall be in addition to all other reserves regarding Letters of Credit and Cash Management Services) in an amount equal to 10% of the total FX Forward Contracts from time to time outstanding. Silicon may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. Borrower shall execute all standard form applications and agreements of Silicon in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Silicon in connection with the FX Forward Contracts.
Cash Management Services and Reserves:
Borrower may use up to $25,000,000 of Revolving Loans available hereunder for Silicon's cash management services, including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (collectively, the "Cash Management Services"). Silicon will reserve against Revolving Loans which would otherwise be available hereunder such sums as Silicon shall determine is appropriate in its sole discretion in connection with the Cash Management Services, and Silicon may charge to Borrower's Revolving Loan account any amounts that may become due or owing to Silicon in connection with the Cash Management Services. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. The Cash Management Services shall terminate on the Maturity Date.

Additionally, Borrower covenants and agrees that if at any time the value of the Collateral, as determined by Silicon in its discretion, is less than the aggregate amount of the outstanding Letters of Credit FX Forward Contracts and the Cash Management Services utilization (the difference between the value of the Collateral and the aggregate outstanding Letters of Credit, FX Forward Contracts and the Cash Management Services utilization is hereinafter referred to as the "Collateral Shortfall"), Borrower shall provide Silicon cash collateral in an amount equal to the Collateral Shortfall to secure all of the Obligations relating to said Letters of Credit, FX Forward Contracts and Cash Management Services utilization, pursuant to Silicon's then standard form cash pledge agreement.
Exim Agreement; Cross-Collateralization; Cross-Default:
Silicon and the Borrower are parties to that certain Loan and Security Agreement (Exim Program) dated November 8, 2000 (as amended from time to time, the "Exim Agreement"). This Agreement and the Exim Agreement shall continue in full force and effect, and all rights and remedies under this Agreement and the Exim Agreement are cumulative. The term "Obligations" as used in this Agreement and the Exim Agreement shall include without limitation the obligation to pay when due all Loans made pursuant to this Agreement (the "Non-Exim Loans") and all interest thereon and the obligation to pay when due all Loans made pursuant to the Exim Agreement (the "Exim Loans") and all interest thereon. Without limiting the generality of the foregoing, all "Collateral" as defined in this Agreement and as defined in the Exim Agreement shall secure all Non-Exim Loans and all Exim Loans and all interest thereon, and all other Obligations relating thereto. Any Event of Default under this Agreement shall also constitute an Event of Default under the Exim Agreement and any Event of Default under the Exim Agreement shall also constitute an Event of Default under this Agreement. In the event Silicon assigns its rights under this Agreement and/or under any Note evidencing Non-Exim Loans, and/or its rights under the Exim Agreement and/or under any Note evidencing Exim Loans to any third party, including without limitation the Export-Import Bank of the United States ("Exim Bank"), whether before or after the occurrence of any Event of Default, Silicon shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the Agreement and/or Note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrower.

2.	INTEREST.
Interest Rate (Section 1.2):
A rate equal to the "Prime Rate" in effect from time to time, minus 0.50% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by Silicon as its "prime rate;" it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

With respect to each of Term Loan #1, the interest rate shall be a rate equal to the Prime Rate in effect from time to time, plus 1.0% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations pertaining to the Term Loans shall change on each date there is a change in the Prime Rate.
	Minimum Monthly Interest (Section 1.2):	Not Applicable.

3.	FEES (Section 1.4):
Loan Fee:
$62,500, payable on the anniversary of this Agreement (July 19, 2003) and on each subsequent anniversary of this Agreement thereafter, if, in each case, this Agreement has been extended pursuant to the provisions set forth in the Maturity Date.

4.	MATURITY DATE (Section 6.1):
With respect to the Revolving Loans: July 19, 2004; provided, however, prior to July 19, 2003 (and each anniversary date of this Agreement thereafter, if any), Silicon will review this Agreement and determine, in its sole discretion, whether or not to offer Borrower (on terms acceptable to Silicon in its sole discretion and to Borrower in its sole discretion) a one year extension of the then applicable Maturity Date, which extension, if any, to be effective only upon execution by each of Silicon and Borrower of a written agreement evidencing such extension.

With respect to the Term Loans: The outstanding principal balance of Term Loan #1 will continue to be repaid in monthly principal payments of $11,041.72 each in accordance with the terms of the Existing Loan Documents until the earlier of: (i) June 29, 2003, (ii) all Obligations related to Term Loan #1 have been indefeasibly paid in full to Silicon or (iii) the date this Agreement terminates by its terms or is terminated by either party in accordance with its terms. Interest on Term Loan #1 shall be payable monthly as provided for in Section 1.2 of this Agreement.

5.	FINANCIAL COVENANTS (Section 5.1):	Borrower shall comply with each of the following covenant(s). Compliance shall be determined as of the end of each fiscal quarter, except as otherwise specifically provided below:
	Minimum Tangible Net Worth:	Borrower shall maintain a Tangible Net Worth of not less than the following:
For the fiscal quarter ending June 30, 2002: $140,000,000;
For the fiscal quarter ending September 30, 2002: $160,000,000;
For the fiscal quarter ending December 31, 2002: $190,000,000; and
For the fiscal quarter ending March 31, 2003: $210,000,000.

Borrower covenants that by December 31, 2002, Borrower shall provide Silicon with financial projections setting forth Borrower's forecasted quarterly net income through at least the fiscal quarter ending December 31, 2003, and based upon such projections, Silicon will establish the Minimum Tangible Net Worth financial covenant for, at a minimum, the fiscal quarters ending after March 31, 2003 set forth on such projections. Borrower covenants that by December 31 of each calendar year ending thereafter, Borrower will provide Silicon with financial projections setting forth Borrower's forecasted quarterly net income through at least the fiscal quarter ending the following December 31, and based upon such projections, Silicon will establish the Minimum Tangible Net Worth financial covenant for, at a minimum, the fiscal quarters set forth on such projections.
	Definitions.	For purposes of the foregoing financial covenants, the following term shall have the following meaning:
"Current assets", "current liabilities" and "liabilities" shall have the meaning ascribed thereto by generally accepted accounting principles.
"Tangible Net Worth" shall mean the excess of total assets over total liabilities, determined in accordance with generally accepted accounting principles, with the following adjustments:

(A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to the Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as intangible assets under generally accepted accounting principles, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises

(B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which is acceptable to Silicon in its discretion ("Subordinated Debt").

6.	REPORTING. (Section 5.3):	Borrower shall provide Silicon with the following:
		1.	Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.
2.
Quarterly Compliance Certificates, within thirty days after the end of each fiscal quarter, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such fiscal quarter Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request.
		3.	Within 5 days of filing, copies of all reports on Form 10-Q and 10-K filed by Borrower with the Securities and Exchange Commission.

4.
Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower's fiscal year, certified by independent certified public accountants acceptable to Silicon.

7.	COMPENSATION (Section 5.5):	Not Applicable.
8.	BORROWER INFORMATION:
	Prior Names of Borrower (Section 3.2):	See Representations and Warranties dated January 17, 2002.
	Prior Trade Names of Borrower (Section 3.2):	See Representations and Warranties dated January 17, 2002.
	Existing Trade Names of Borrower (Section 3.2):	See Representations and Warranties dated January 17, 2002.
	Other Locations and Addresses (Section 3.3):	See Representations and Warranties dated January 17, 2002.
	Material Adverse Litigation (Section 3.10):	None.

9.	OTHER COVENANTS (Section 5.1):	Borrower shall at all times comply with all of the following additional covenants:
(1)
Banking Relationship. Borrower shall at all times maintain its primary banking relationship with Silicon. Without limiting the generality of the foregoing, Borrower shall, at all times, maintain not less than 25% of its total cash and investments on deposit with Silicon. As to any Deposit Accounts and investment accounts maintained with another institution, Borrower shall cause such institution, within 30 days after the date of this Agreement, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon's first-priority security interest in said Deposit Accounts and investment accounts.

(a)
Subordination of Inside Debt. All present and future indebtedness of the Borrower to its officers, directors and shareholders ("Inside Debt") shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon's standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: NONE. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon's standard form.
(b)
Copyright Filings. Within 60 days after the date hereof, Borrower shall (i) execute and deliver to Silicon an Intellectual Property Security Agreement between Borrower and Silicon (the "Intellectual Property Agreement") on Silicon's standard form, (ii) cause all of its computer software and copyrights, the licensing of which results in Accounts, or which is material to its business to be registered with the United States Copyright Office, (ii) complete the Exhibits to the Intellectual Property Agreement with all of the information called for with respect to such software and other intellectual property, (iii) cause the Intellectual Property Agreement to be recorded in the United States Copyright Office, and (iv) provide evidence of such recordation to Silicon.
(c)
Transactions with Subsidiaries. Borrower agrees that the aggregate amount of all expenses Borrower incurs on behalf of its Subsidiaries plus the aggregate amount of money or other assets Borrower loans and/or transfers to its Subsidiaries shall not at anytime exceed $1,000,000 during the term of this Agreement. The preceding shall not include any such expenses, loans and/or transfers incurred or made prior to the date of this Agreement.
(d)	Investments. Borrower shall not directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.

Borrower:		Silicon:
INVISION TECHNOLOGIES, INC.		SILICON VALLEY BANK
By	/s/ Ross Mulholland President or Vice President	By	/s/ Quentin Falconer
		Title	Senior VP
By	Secretary or Ass't Secretary

QuickLinks

  Exhibit 10.6
Amendment to Loan Documents